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                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP

The Board of Directors
Reinsurance Group of America, Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-51777) on Form S-3, the registration statement (No. 33-62274) on Form S-8 and registration statement (No. 333-27167) on Form S-8 of Reinsurance Group of America, Incorporated of our reports dated January 25, 2000, relating to the consolidated balance sheet of Reinsurance Group of America, Incorporated and subsidiaries as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999 and all related schedules, which reports appear or are incorporated by reference in the December 31, 2000 annual report on Form 10-K of Reinsurance Group of America, Incorporated.

/s/ KPMG LLP

KPMG LLP

St. Louis, Missouri
March 13, 2001